EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-61231) pertaining to the 1998 stock option plan of PDI, Inc.,
2.	Registration Statement (Form S-8 No. 333-60512) pertaining to the 2000 Omnibus Incentive Plan of PDI, Inc., and
3.	Registration Statement (Form S-8 No. 333-123312) pertaining to the 2004 Stock Award and Incentive Plan of PDI, Inc.;

of our report dated March 22, 2011, with respect to the consolidated financial statements and schedule of PDI, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP

MetroPark, New Jersey
March 22, 2011